Exhibit 99.1

FinTech Acquisition Corp. II and Intermex Holdings II, Inc. Announce Release of Transaction and Business Updates

New York, NY, March 27, 2018 – FinTech Acquisition Corp. II (NASDAQ: FNTE) and Intermex Holdings II, Inc., the parent company of Intermex® Wire Transfer, LLC, a technology enabled wire transfer and financial processing solutions provider, today announced updates to the status of their previously announced merger transaction and the related investor presentation.

Transaction Updates

FNTE announced today that it has filed a preliminary proxy statement/prospectus with the Securities and Exchange Commission (“SEC”) for a special meeting of shareholders to consider FNTE’s pending acquisition of Intermex. As announced on December 19, 2017, FNTE has entered into a definitive merger agreement with Intermex, a portfolio company of Stella Point Capital, LP (“Stella Point Capital”), to acquire Intermex for total consideration of approximately $260 million plus the assumption of existing indebtedness. The merged company will be renamed International Money Express, Inc. and is expected to continue to be listed on the Nasdaq Stock Market.

The preliminary proxy statement/prospectus is subject to SEC review. The date of the special meeting of shareholders and the record date for the meeting will be specified in a definitive proxy statement/prospectus to be mailed to shareholders following such review.

Business Updates

FNTE and Intermex also announced that FNTE has filed with the SEC a Current Report on Form 8-K with an updated investor presentation relating to the pending merger. The updated presentation includes information about Intermex’s 2017 fourth quarter and fiscal year financial performance and updated fiscal year 2018 and 2019 projections. Highlights of the presentation include:

●	30% annual growth in remittance transactions, producing 19 million remittances for an aggregate of approximately $6.8 billion to 17 Latin American and Caribbean corridor receiving countries in 2017;
●	$215.5 million of revenues in 2017, an increase of 30% from 2016;
●	$33.4 million of Adjusted EBITDA in 2017, an increase of 23% from 2016 (see the investor presentation for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to net (loss) income, the closest GAAP measure); and
●	Continued market share growth in key remittance corridors in 2017, processing 15.4% of the aggregate volume of remittances from the U.S. to Mexico, as reported by the Central Bank of Mexico, and 19.6% of the aggregate volume of remittances from the U.S. to Guatemala, as reported by the Central Bank of Guatemala.

The complete investor presentation may be accessed at the SEC’s website at http://www.sec.gov.

“We continue to deliver strong results that are a direct result from our differentiated approach to the market and a focus on execution.” said Bob Lisy, President, Chairman, and Chief Executive Officer of Intermex. “Our sustained market share gains over the last several years are a testament to our strategy. As we look ahead we expect continued growth by expanding our market share in our largest corridors through a focus on both stronghold and growth states while also expanding our operations to more corridors.”

Betsy Z. Cohen, Chairman of the FNTE Board of Directors, commented, “FinTech is delighted to partner with Bob Lisy and his team at Intermex. Since 2009, Bob has developed the company’s proprietary technology, which has resulted in both growth and profitability. The continued expansion of online services, loyalty cards and scalable proprietary processing capacity will foster continued revenue growth and margin expansion. We are excited to facilitate Intermex’s transition into a public company and look forward to reducing its cost of capital, creating a currency for acquisitions, and increasing visibility with customers and agents.”

Adam Godfrey and Justin Wender, Managing Partners of Stella Point Capital, commented, “Bob and his management team continue to deliver on their growth commitments. The solid year in 2017 has positioned the company to perform well in 2018 and the new capital structure will only help to further support their opportunistic growth strategy.”

About FinTech Acquisition Corp. II

FinTech Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In January 2017, FNTE consummated a $175 million initial public offering (the “IPO”) of 17.5 million units, each unit consisting of one share of common stock and one half of one warrant, at a price of $10.00 per unit. Simultaneously, FNTE consummated the sale of 420,000 units at a price of $10.00 per unit in a private placement that generated gross proceeds of $4.2 million. FNTE’s securities are quoted on the NASDAQ Stock Market under the ticker symbols FNTE, FNTEW and FNTEU.

About Intermex

At Intermex, the customer is at the center of everything we do.  Intermex uses a proprietary financial technology that allows consumers to send money from the United States to 17 countries in Latin America and the Caribbean, including Mexico and Guatemala.  Intermex offers wire transfer, telewire, money order, and other money processing services to its customers through its network of 75,000 sending and paying agents located in all 50 states, the District of Columbia and Puerto Rico, and throughout Latin America.  Remittance services are also available digitally through intermexonline.com.  Intermex was founded in 1994 and is headquartered in Miami, Florida with subsidiary offices in Puebla, Mexico, and Guatemala City, Guatemala.

About Stella Point Capital

Stella Point Capital is a New York-based private equity firm focused on industrial, consumer, and business services investments. Founded in 2014 by Managing Partners Justin Wender and Adam Godfrey, the firm actively seeks investment opportunities throughout North America, working closely with management teams to identify strong market positions and achieve transformational growth. Stella Point’s investment team has over 75 years of combined investing and operating experience, encompassing more than 35 investments, at their prior leading global private equity firms. Stella Point provides unparalleled senior level attention and expertise, seeking to cultivate strong relationships with portfolio companies to generate superior investment returns and significant long-term value. Please visit www.stellapoint.com for additional information.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to our future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the merger; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and Intermex’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on FNTE’s or Intermex’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside FNTE’s or Intermex’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain approval of the stockholders of FNTE or other conditions to closing in the merger agreement; (3) the ability of the public entity to meet NASDAQ’s listing standards following the merger; (4) the risk that the proposed transaction disrupts current plans and operations of Intermex as a result of the announcement and consummation of the merger transactions; (5) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and retain its management and key employees; (6) costs related to the proposed business combination; (7) changes in applicable laws or regulations; and (8) the possibility that Intermex may be adversely affected by other economic, business, regulatory and/or competitive factors. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in FNTE’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov., and will also be provided in the registration statement on Form S-4 and FNTE’s proxy statement/prospectus when available. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and FNTE and Intermex undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Additional Information about the Merger and Where to Find It

In connection with the proposed merger, FNTE has filed with the SEC a preliminary proxy statement/prospectus (which is included in a registration statement on Form S-4 ). When completed, FNTE will mail a definitive proxy statement/prospectus to its stockholders in connection with FNTE’s solicitation of proxies for the special meeting of FNTE stockholders to be held to approve the merger and related transactions. This press release does not contain all the information that should be considered concerning the merger. It is not intended to provide the basis for any investment decision or any other decision with respect to the proposed merger. FNTE stockholders and other interested persons are advised to read, when available, FNTE’s preliminary proxy statement/prospectus, the amendments thereto, and definitive proxy statement/prospectus, as these materials will contain important information about Intermex, FNTE and the proposed merger. The definitive proxy statement/prospectus will be mailed to stockholders of FNTE as of a record date to be established for voting on the merger and related transactions. Stockholders will also be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference in the proxy statement/prospectus, without charge, once available, at the SEC’s Internet site at http://www.sec.gov, or by directing a request to: FinTech Acquisition Corp. II, 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania, 19104, attention: James J. McEntee, III, telephone 212.735.1498.

Participants in the Solicitation

FinTech Acquisition Corp. II and its directors and officers may be deemed participants in the solicitation of proxies to FNTE’s stockholders with respect to the transaction. Information regarding FNTE’s directors and officers is available in FNTE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which has been filed with the SEC. Additional information will also be contained in FNTE’s definitive proxy statement/prospectus relating to the proposed merger when available.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contact:

Bradley Pitts, SVP Marketing and Communications

bpitts@intermexusa.com

(305) 671-8059

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